Exhibit 99

Viad Corp Announces Resignation of Judith K. Hofer from Its Board of Directors

PHOENIX--(BUSINESS WIRE)--Viad Corp (NYSE:VVI) today announced that Judith K. Hofer has resigned as a member of its board of directors. Hofer has served on Viad’s board of directors since 1984.

Robert H. Bohannon, chairman of Viad said, “Judi has provided us with invaluable counsel and service through the years. We thank her for her leadership as well as her energetic service on our audit, corporate governance and nominating, and human resources committees. We will miss her advocacy and hope that she enjoys the retirement she so richly deserves.”

Paul Dykstra, Viad’s president and chief executive officer said, “Judi’s strong leadership has been an asset to the board and the company. She has done a remarkable job and we greatly appreciate her valuable years of service.”

Hofer is the former president and chief executive officer of Filene’s, a division of The May Department Stores Company. She is the retired president and chief executive officer of May Merchandising/MDSI, a May Department Stores Company. Thereafter, she was a consultant to The May Department Stores Company.

Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services, Inc., Exhibitgroup/Giltspur, The Becker Group, Ltd., Brewster Inc. of Banff, Alberta, Canada, and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

CONTACT:
Viad Corp
Carrie Long, 602-207-2681
clong@viad.com